Exhibit 99.1

Contact:	George E. Biechler, 610-774-5997 gebiechler@pplweb.com Innisfree M&A Incorporated, for holders of outstanding PEPSSM Units 877-825-8777. Banks and brokers may call collect at 212-750-5833
PPL Announces Extension and Other Information Related to its Exchange Offer for its Outstanding 7-3/4% PEPS SM Units

On Nov. 17, 2003, PPL Corporation (NYSE: PPL) launched an offer to exchange its outstanding 7-3/4% Premium Equity Participating Security Units (the outstanding PEPS Units) for its 7-3/4% Premium Equity Participating Security Units, Series B (the new PEPS Units) and a cash payment by PPL of $0.375 for each validly tendered and accepted outstanding PEPS Unit. PPL has extended the exchange offer, which was due to expire yesterday, Dec. 18, 2003, to 5:00 p.m., New York City time, on Jan. 15, 2004, unless earlier terminated or extended by PPL.

PPL has been advised by the exchange agent that the amount of outstanding PEPS Units tendered as of 5:00 p.m., New York City time, Dec. 18, 2003, was approximately 4,024,562 units, or about 17.5% of the 23,000,000 outstanding PEPS Units.

Holders who have validly tendered their outstanding PEPS Units need take no further action. Other holders who want to tender their outstanding PEPS Units must do so no later than 5:00 p.m., New York City time, on Thursday, Jan. 15, 2004, when the exchange offer will expire, unless earlier terminated or extended by PPL. Holders may withdraw any outstanding PEPS Units previously tendered until the expiration of the exchange offer.

PPL will apply to list the new PEPS Units on the New York Stock Exchange (NYSE), subject to obtaining a waiver of an NYSE listing requirement and meeting all other listing requirements, as described in the preliminary prospectus under “Description of the New PEPS Units—Listing.” The NYSE listing requirements specify that a listed security must have a minimum life of one year, a requirement the new PEPS Units will not meet. The NYSE has sought from the SEC a waiver of this requirement. Publication of this request for waiver in the Federal Register by the SEC is expected this week. However, the waiver is not expected to be granted by the expiration of the exchange offer. Accordingly, at the time of the expiration of the offer, PPL expects the new PEPS Units will not be listed on any stock exchange.

If the new PEPS Units are not listed on the NYSE by the time of the expiration of the exchange offer, PPL will continue its efforts to list the new PEPS Units as soon as possible following the exchange offer. However, there can be no guarantee that the waiver will be granted by the SEC or that PPL will be able to list the new PEPS Units on the NYSE. PPL will not apply to list the new PEPS Units on any other stock exchange.

The registration statement, preliminary prospectus and other materials related to the exchange offer may be obtained free of charge at the Securities and Exchange Commission’s Web site (www.sec.gov). These documents contain important information that should be read carefully before any decision is made with respect to the exchange offer.

PPL Corporation, headquartered in Allentown, Pa., controls about 11,500 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity to customers in Pennsylvania, the United Kingdom and Latin America.

This press release shall not constitute an offer to exchange, sell, or the solicitation of an offer to exchange or buy, the securities of PPL, nor shall there be any offer, exchange, solicitation or sale of any securities of PPL in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction.